THE MEXICO EQUITY AND INCOME FUND, INC.

                 FORM N-SAR REPORT FOR THE PERIOD ENDED 1/31/04


                                  Item 77-C (1)

Results of Annual Stockholders Meeting

The Fund's Annual Stockholders meeting was held on November 19, 2003, at 405 Lexington Avenue, New York, New York 10174. As of October 9, 2003, the record date, outstanding shares of common stock ("shares") of the Fund were 2,473,504. Holders of 2,137,626 shares of the Fund were present at the meeting either in person or by proxy. These holders, as being holders of a majority of the outstanding shares of the Fund, constituted a quorum. The stockholders voted on three proposals.

The stockholders approved a new Investment Advisory agreement between Pichardo Asset Management, S.A. de C.V. and the Fund, elected two Directors to the Board of Directors, and ratified the selection of Tait, Weller & Baker as the Fund's independent auditor for the fiscal year ending July 31, 2004.

The following table provides information concerning the matters voted on at the meeting:

   I. APPROVAL OF THE NEW INVESTMENT ADVISORY AGREEMENT BETWEEN PICHARDO ASSET MANAGEMENT, S.A. DE C.V.
          AND  THE  FUND

               VOTES FOR  VOTES AGAINST  VOTES ABSTAINED  BROKER NON-VOTES
               ---------  -------------  ---------------  ----------------

               2,055,371         49,478           32,777                 0


   II.    ELECTION OF DIRECTORS

               NOMINEE          FOR     WITHHELD
               ------------  ---------  --------
               Rajeev Das .  2,079,469    58,157

               Andrew Dakos  2,082,868    54,758


   III. RATIFICATION OF THE SELECTION OF TAIT, WELLER & BAKER AS THE FUND'S INDEPENDENT AUDITOR

               VOTES FOR  VOTES AGAINST  VOTES ABSTAINED  BROKER NON-VOTES
               ---------  -------------  ---------------  ----------------

               2,073,339         30,379           33,907                 0